 Exhibit h 5

NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of the 1st day of May, 2015, to MainStay VP Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A (the “Portfolios”), by New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into an Amended and Restated Management Agreement, dated May 1, 2015, with the Trust (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Portfolios and such compensation is paid by the Portfolios (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Portfolios, and the Portfolios’ shareholders to contractually reduce the Management Fees of the Portfolios, as set forth on Schedule A; and

WHEREAS, the Manager understands and intends that the Portfolios will rely on this Notice in accruing the Portfolios’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Portfolios to do so;

NOW, THEREFORE, the Manager hereby provides notice as follows:

1. Fee Waivers by the Manager. The Manager agrees, effective on May 1, 2015 to contractually waive a portion of its Management Fees as set forth on Schedule A.

2. Duration and Termination. The Manager’s undertaking to waive fees shall renew automatically for one-year terms unless the Manager provides written notice of termination prior to the start of the next term or upon approval of the Board of Trustees; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

3. Other Agreements. This Notice supersedes any prior Notice of Fee

Waiver related to the Management Agreement.

*      *      *

1

 Exhibit h 5

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Drew E. Lawton

Name: Drew E. Lawton

Title: Chief Executive Officer

Agreed and Accepted

MainStay VP Funds Trust

By: /s/ Stephen P. Fisher

Stephen P. Fisher

President

2

 Exhibit h 5

SCHEDULE A

(As of May 1, 2015)

Contractual Management Fee Waiver

The Manager has agreed to fee waivers such that the management fees for the Portfolios listed below shall be:

PORTFOLIOS	FEE WAIVER	MANAGEMENT FEE
MainStay VP Eagle Small Cap Growth Portfolio	0.025%	0.81% on all assets up to $1 billion; and 0.785% in excess of $1 billion
MainStay VP Janus Balanced Portfolio	0.025%	0.55% on all assets up to $1 billion; and 0.525% in excess of $1 billion

3